Exhibit 99.1

Contact: John Baldiserra

BPC Financial Marketing

800-368-1217

or

Donald A. French

UQM Technologies, Inc.

303-682-4900

UQM TECHNOLOGIES ACQUIRES MANUFACTURING FACILITY TO

MEET ITS EXPANDING PRODUCTION REQUIREMENTS

FOR IMMEDIATE RELEASE: 10-22

FREDERICK, COLORADO, DECEMBER 15, 2009 ... UQM TECHNOLOGIES, INC. (NYSE Amex: UQM), a developer of alternative energy technologies, announced today that it has acquired a 129,304 square foot facility on a 30 acre site in Longmont, Colorado to support its expected growth in manufacturing operations. The facility, which includes approximately 30,000 square feet of office space, will house the company's engineering, vehicle integration and headquarters staff in addition to the company's high volume motor and electronic manufacturing operations. Approximately 15 acres of the site are available for future facility expansion. The purchase price of the facility was $7,585,000, of which half is expected to be funded from the company's $45 million stimulus grant from the U.S. Department of Energy. The company expects to sell its existing facility once its relocation to the new facility is completed.

"This larger facility is ideally suited for the planned expansion of our high volume manufacturing operations in support of Coda Automotive's all-electric passenger vehicle program and future growth arising from the expected launch of additional production programs. The proximity of the new facility to our existing 28,000 square foot facility, just one mile north, will allow for a relatively efficient and low cost relocation of our existing operating groups over the next several months," said William G. Rankin, UQM Technologies' President and Chief Executive Officer.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications. The Company's headquarters, engineering and product development center, and motor manufacturing operation are located in Frederick, Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

This Release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, orders to be received under our supply agreement with Coda, our ability to comply with the necessary conditions to access the Department of Energy award, our ability to successfully expand our manufacturing facilities, the ability to sell the company's existing facility on terms satisfactory to the company and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed November 5, 2009, which is available through our website at www.uqm.com or at www.sec.gov .